Exhibit 99.1	Transcript of Conference Call

CORPORATE PARTICIPANTS
Angie Yang
PondelWilkinson — IR

Roger MacFarlane
UTi Worldwide — CEO

Lawrence Samuels
UTi Worldwide — CFO

Tiger Wessels
UTi Worldwide — Chairman

Peter Thorrington
UTi Worldwide — President

CONFERENCE CALL PARTICIPANTS
David Campbell
Thompson — Analyst

Jordan Alliger
Lazard — Analyst

Ed Wolfe
Bear, Stearns — Analyst

Jon Langenfeld
Robert W. Baird — Analyst

Brannon Cook (ph)
J.P. Morgan — Analyst

Alex Brand
BB&T Capital Markets — Analyst

Exhibit 99.1	Transcript of Conference Call

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the UTi Worldwide fourth quarter results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. [Caller Instructions] As a reminder this conference is being recorded Tuesday, April 6, 2004. I would like to turn the conference over to Miss Angie Yang, Investor Relations for UTi Worldwide. Please go ahead, ma’am.

Angie Yang - PondelWilkinson — IR

Thank you and good morning, everyone. This is UTi Worldwide’s investor conference call for the fiscal 2004 fourth quarter and year ended January 31, 2004. Before we begin, please recognize that certain statements in this conference call are not historical facts. They may be deemed, therefore, to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements. These risks and uncertainties are described in further detail in the company’s filings with the Securities and Exchange Commission. UTi undertakes no obligation to publicly update or revise its forward-looking statements. Today’s call will be one hour in duration. Chief Executive Officer Roger MacFarlane and Chief Financial Officer Lawrence Samuels will review the results for the fiscal 2004 fourth quarter and year. As usual, Peter Thorrington, President, and Tiger Wessels, Chairman, will participate as we open up the call for questions and answers. I’ll now turn the call over to Roger MacFarlane. Roger?

Roger MacFarlane - UTi Worldwide — CEO

Thank you, Angie. Good morning, everyone. Welcome to UTi’s quarterly conference call. Eight quarters ago we introduced NextLeap, UTi’s five year strategic road map to global integrated logistics. In each quarter since then, UTi’s global team has delivered quarterly year-on-year increases in gross and net revenues, operating income and net income. Our 2004 fiscal year was no exception.

For the fourth quarter ended January 31, 2004, gross and net revenues increased 23% each from a year ago. Our operating income rose 26% from the prior year’s fourth quarter. Net income grew 67%, and our diluted earnings per share advanced 46% on 11% more weighted average shares outstanding from the fiscal 2003 fourth quarter. These results demonstrate a quarter of solid organic growth as we passed our first year anniversary of our acquisition of Standard Corporation last October. Again this quarter, gross and net revenue gains, compared with year-earlier results, were achieved in each of our geographic regions.

Asia Pacific continues to be a significant growth driver for UTi Worldwide. Gross and net revenues for the fiscal 2004 fourth quarter increased 46% and 21%, respectively, over the same period last year. It’s important to note that these gains are measured against impressive gross and net revenues a year ago, which included one month of inflated airfreight volumes due to the West Coast port lockout. Asia Pacific’s operating income rose 18% over the fiscal 2003 fourth quarter. The region’s operating profit margin on net revenue equaled 27.5%, compared with 28% in last year’s fourth quarter. This reflects our continuing investment to support growth in the region, including our acquisition of Indair earlier in the year and the opening of three new offices in China.

Our operations in Europe continue to show improvement, despite a weak economic environment. Gross and net revenues in Europe posted 15% and 44% increases, respectively, over the prior-year fourth quarter. We’re particularly pleased with an 83% increase over the prior year fourth quarter in contract logistics net revenue in Europe. Last year’s fourth quarter was negatively affected by the issues in Sweden and Ireland which have since been resolved. Benefiting overall from a weak U.S. dollar as compared to a year ago, Europe’s operating income grew more than ten-fold.

Africa’s revenues also benefited by the weaker U.S. dollar, versus the South African rand. Gross revenues increased 32% and net revenues rose 45% from the fiscal fourth quarter a year ago. As we’ve mentioned in the past, this does not fall directly to the operating income level as local costs translate into higher dollar amounts as well, partially offsetting the benefit at the revenue level. This effect restrained operating income growth in the region to 4%.

In the Americas gross and net revenues grew modestly at 7% and 5%, respectively, over the fiscal 2003 fourth quarter.

Now I’d like to ask Lawrence Samuels, our Chief Financial Officer, to review UTi’s financial and operating results in more detail. Lawrence?

Exhibit 99.1	Transcript of Conference Call

Lawrence Samuels - UTi Worldwide — CFO

Thank you, Roger. I’m pleased to report that UTi’s airfreight forwarding operations produced gross and net revenue increases of 21% and 26%, respectively, compared with the fourth quarter of fiscal 2003. As Roger mentioned, these gains were achieved even with the heightened airfreight volumes last year resulting from the West Coast port lockout. We were pleased to have maintained our airfreight yields at 27% from the immediately preceding third quarter. This compares with 26% in the prior-year fourth quarter. However, we continue to experience capacity restraints which we expect will negatively affect yields in the year ahead.

Ocean freight gross revenues rose 40%, and net revenues increased 17% in the fiscal 2004 fourth quarter over prior-year levels. The variance in the growth of gross and net revenues reflects a significant increase in ocean carrier rates. We were successful in passing on the ocean carrier rate increases to our customers, albeit at a lower margin in some cases. This had the effect of reducing the overall ocean freight yield to 20% from 24% a year ago. We are expecting further price increases in the first half of this fiscal year which could dampen yields for the balance of the year.

Fourth quarter gross and net revenues for contract logistics grew 21% and 19%, respectively, from year ago levels. We were pleased that our contract logistics operations in Africa, Europe and Asia all posted encouraging growth levels. We believe this reflects our success in capturing opportunities to cross-sell UTi’s expanded service offering.

As we’ve mentioned before, currency fluctuations will affect our business as we are a company with global operations. Roger has already commented that UTi’s revenue increases in the fourth quarter benefited from the stronger South African rand and Euro when translated into U.S. dollars for reporting purposes. These currency changes have the effect of increasing our revenue growth rate when compared to the same period a year ago when the U.S. dollar was stronger. We estimate that on a constant currency basis, and excluding the effect of acquisitions, our organic growth rate for the fourth quarter was approximately 11% and 12% for gross and net revenue, respectively. It is important to remember, however, that at the same time costs also increase when translated into U.S. dollars for reporting purposes. As a result, the impact of the foreign exchange rate on the net revenue line does not drop to the net income line.

Staff costs in the fourth quarter equaled 53% of net revenues, compared to 52% a year ago, reflecting our continued investment in sales personnel as well as corporate governance through our strengthened internal audit department.

Other operating expenses in the fiscal 2004 fourth quarter rose 18%, compared with the same period a year ago. Considering our increased investments in technology, we are pleased to have reduced operating expenses as a percentage of net revenues to 35% from 36% in the fiscal 2003 fourth quarter.

Operating income in the fourth quarter of fiscal 2004 increased 26% to $15 million from $11.9 million a year earlier. UTi’s operating profit margin for the quarter improved to 9.2% from 9% in the fourth quarter a year ago.

As stated in our news release this morning, the 2004 fourth quarter benefited by approximately 3 cents per diluted share due to a change in the estimated effective tax rate for the year. Based on our outlook for our operating income mix going forward, we expect the tax rate for fiscal 2005 to equal approximately 25%.

As you know, we have not been expensing the cost of stock options and have no plans to do so until this becomes necessary, probably during 2005. However, in terms of our long-term incentive plan, approved by shareholders on February 27th this year, we plan to grant restricted shares of stock as a large component of our stock incentive plans going forward. Although no restricted shares of stock have yet been granted in terms of this plan, we anticipate that expenses relating to restricted stock grants will cost UTi about 1.5 cents per quarter starting in the second quarter of fiscal 2005.

We continue to maintain a strong balance sheet. UTi’s cash and cash equivalents, net of bank lines of credit and short-term borrowings totaled $137 million at the end of fiscal 2004, compared with $126 million at January 31, 2003. We believe our balance sheet provides the company with significant flexibility and financial resources to achieve our growth objectives.

Cap ex spending for fourth quarter totaled approximately $5 million and $18.7 million for the fiscal 2004 year. Net cash produced by operating activities improved to $29.2 million for the fourth quarter of fiscal 2004.

One of our key measurements is the generation of free cash flow. While we no longer provide a computation for free cash flow in our reporting due to the SEC’s new strictures on non-GAAP numbers and the reconciliation requirements, I am happy to report that we have now met our internal goal for the third consecutive year. I’d now like to turn the call back to Roger. Roger?

Exhibit 99.1	Transcript of Conference Call

Roger MacFarlane - UTi Worldwide — CEO

Thanks, Lawrence. NextLeap, our strategic five year plan, continues to guide all of us at UTi towards our objective of leadership in global integrated logistics. The full financial year results reported today are a reflection of where NextLeap is moving our company. Gross and net revenues advanced 28% and 47%, respectively, to $1.5 billion and $596 million. Operating income for fiscal 2004 rose 30% to $59.1 million. Net income grew 53% to $44.8 million, or $1.42 per diluted share, based on 19% more weighted average shares outstanding. We’re particularly proud that our global team delivered these solid returns in challenging economic environments across all geographic fronts.

During the year, we improved UTi’s positioning in Asia Pacific in response to the growing importance of this region to the global freight industry. We broadened our presence in China and now operate out of 15 offices throughout the country, with two more scheduled to open in the new fiscal year. The strengthened network density in this region will help accelerate revenue contributions from China which, in turn, should help UTi’s achievement of higher operating margins. Also with the acquisition of Indair earlier in the year, we became the dominating IATA-ranked airfreight operator in India with a network of 15 offices throughout the country. We now offer the most comprehensive air cargo export business in this emerging market.

We believe that our investments in the talents and sales skills of our senior sales and account management team are beginning to show results. Our teams are focused on identifying cross-selling opportunities and leveraging UTi’s expanded service capabilities into existing customers. We’re confident that these efforts will lead to quantified value for more of our customers as UTi’s customized integrated logistics solutions maximize their supply chain efficiencies.

UTi’s investments in technology have also delivered results. Subsequent to the close of fiscal 2004, we introduced UTi’s eMpower to the fifth. With this new integrated solution, we now equip our customers with the power of transparency and superior global visibility across all facets of their supply chains, all in one application view.

Looking to the new fiscal year, we are encouraged by signs of economic improvement and growing trade volumes even though we expect difficult yield pressures due to volumes rising faster than capacity. More than ever, with the help of NextLeap guiding our path, we are nevertheless confident in the ability of UTi’s global team to continue growing revenues, improving operating profit margins, winning key clients and expanding global integrated logistics solutions with new and existing customers.

Now before I turn the call back to the operator, I would like to set some parameters for the Q & A session. Please direct your questions to me, and I will answer them myself or ask Lawrence, Peter or Tiger to respond as appropriate. This is a one hour call and I ask that you limit yourselves to two questions at a time. If time permits, we will go for an additional round of questions. Operator, if you will please explain the technical elements of the Q & A session.

Exhibit 99.1	Transcript of Conference Call

QUESTION AND ANSWER

Operator

[Caller Instructions] One moment please for our first question. Our first question comes from the line of David Campbell from Thompson. Please proceed with your question.

David Campbell - Thompson — Analyst

Roger, this is David. Thank you very much for good results. I just wanted to ask you a question related to the tax rate and that is, how predictable is the 25% tax rate for fiscal ‘05 given the fact that it turned out to be less than ‘04 than you planned earlier in the year. Isn’t there a lot depends on where the profits are earned around the globe?

Roger MacFarlane - UTi Worldwide — CEO

David. Good morning. Thanks for your comments. Lawrence, would you like to respond to David on that?

Lawrence Samuels - UTi Worldwide — CFO

Yes, I will. David, good morning. David, you are quite correct that our tax rate is represented by the profits earned in different tax jurisdictions around the world and dependent on those local tax rates. We do obviously look and constantly look at tax saving opportunities. Obviously we’ll only account for those once they are certain. We believe at this point that the 25% rate going forward is realistic and one that we are working towards.

David Campbell - Thompson — Analyst

Okay. Thank you very much.

Operator

Our next question comes from the line of Jordan Alliger from Lazard. Please proceed with your question.

Jordan Alliger - Lazard — Analyst

Good morning. I was wondering if you can give an update, if any, on your acquisition progress in South Africa.

Roger MacFarlane - UTi Worldwide — CEO

Good morning, Jordan. Tiger, would you like to respond to that?

Tiger Wessels - UTi Worldwide — Chairman

Jordan, there’s not anything significantly new that I can report. Suffice to say that I believe that this acquisition will be consummated hopefully in the not-too-distant future. I can’t add much more to that.

Exhibit 99.1	Transcript of Conference Call

Jordan Alliger - Lazard — Analyst

Thank you.

Operator

Our next question comes from the line of Ed Wolfe from Bear, Stearns. Please proceed with your question.

Ed Wolfe - Bear, Stearns — Analyst

Thanks. Good morning, guys. Roger, two questions, one is I look at the mix, the margin of freight forwarding and contract logistics as now reported. The freight forwarding margin has been, year-over-year, down the last two quarters and the logistics margin, now at 6%, has been a bit stronger than we would have thought. Is there something different in the way you’re apportioning expenses between these? Or is there a reason why forwarding is being squeezed a little bit right now and how long until we start to see that go the other direction?

Roger MacFarlane - UTi Worldwide — CEO

Good morning, Ed. There’s no difference in the way we’re allocating costs, when we did publish in our 8-K the way our results looked for the previous seven quarters. This particular fourth quarter, we’re applying expenses on a consistent basis. We’ve got to remember in regard to freight forwarding that last year we did have the benefit of the West Coast port lockout and we had indicated that we’d made some additional profits on airfreight as a result of all that additional volume which moved by charter. So that had a positive impact in last year’s freight forwarding numbers.

Ed Wolfe - Bear, Stearns — Analyst

Should the 15.6% margin for forwarding that, on average, for fiscal ‘04 improve from year end ‘05. Would that be your expectation to see margin improvement or is it going to keep going backwards a little bit?

Roger MacFarlane - UTi Worldwide — CEO

No, I think that the way we see both contract logistics and freight forwarding and, therefore, for the company as a whole, that we see there are opportunities for margin improvement. We have been investing quite a lot in our sales organization. And as you can see, the organic growth numbers strengthened this quarter and we expect that, with some help from the market, that we will continue to improve margins in both areas. If you look at the fourth quarter and you take out the impact of the West Coast boost in last year’s fourth quarter, we calculated airfreight margins did in fact improve in the fourth quarter.

Ed Wolfe - Bear, Stearns — Analyst

Okay. One last question. I was a little bit surprised by the other income below the operating line. Particularly you ended with $156 million or so of cash and yet you had interest income of less than $80,000 down from $500,000 last quarter. Did something offset the other interest income in the quarter, or going forward, how should we look at, think about as that cash builds, what the interest income should look like?

Roger MacFarlane - UTi Worldwide — CEO

Lawrence, would you like to handle that one?

Lawrence Samuels - UTi Worldwide — CFO

Exhibit 99.1	Transcript of Conference Call

Yes, I would. Good morning, Ed.

Ed Wolfe - Bear, Stearns — Analyst

Good morning.

Lawrence Samuels - UTi Worldwide — CFO

Ed, as you know, obviously the balance sheet reflects a point in time and there is a big focus on our collection of receivables at quarter end. So the balance sheet reflects a position in time. Obviously during the month, we have significant disbursements on behalf of customs duties, et cetera. And so the cash balance does move down quite a lot during the quarter and, obviously, the interest is reflective of the average over the quarter rather than just at the period end. Having said that, also we do have cash in a lot of low interest earning jurisdictions and we do have borrowings in some high interest earnings jurisdictions where we were reluctant to put dollars into weaker currency areas. So the interest is similar to the tax rate, a result of the mix of where some of the cash is located and the differing interest rates in those areas. Going forward, obviously it’s our intention to maximize that as much as possible, but ultimately is to obviously use the cash for acquisitions which was the reason for the offering in December 2002.

Ed Wolfe - Bear, Stearns — Analyst

I mean, should the number look more like it did in the third quarter where it was $500,000 or in the fourth quarter where it’s $70,000.

Lawrence Samuels - UTi Worldwide — CFO

I think going forward, you could probably use an average of the two would be reasonable.

Ed Wolfe - Bear, Stearns — Analyst

Okay. Thank you, Lawrence.

Operator

Our next question comes from the line of Jon Langenfeld from Robert W. Baird. Please proceed with your question.

Jon Langenfeld - Robert W. Baird — Analyst

Good morning. Nice job. A couple of questions. First on Europe. Can you talk a little bit about the trends there? I mean, if you strip out currency, it looks like you actually saw a bit of uptick on the net revenue line and wondering if that’s more internal items that you’re working with the yield or if you are seeing any external improvement.

Roger MacFarlane - UTi Worldwide — CEO

Good morning, Jon. Thanks for the comment. Peter, would you like to fill Jon in on Europe?

Peter Thorrington - UTi Worldwide — President

Good morning, Jon. In Europe, I think the economy is not— the economies there are not particularly strong. I think what we are finding is we had our difficulties in Ireland and Sweden a year ago. Those are well behind us. That obviously does help us, in fact, not only on the bottom line but also on the gross

Exhibit 99.1	Transcript of Conference Call

revenue and net revenue lines because at one stage we actually had negative net revenue in some of those numbers. I think what we are seeing is we’re certainly seeing market penetration in Europe and, particularly in the large operations such as Germany, we are making very good progress.

Jon Langenfeld - Robert W. Baird — Analyst

Okay. When you look at the, I think it was roughly $3 million last year in nonrecurring expenses that came out of Ireland and Sweden area, where did that hit the P&L? Was that mostly expense?

Peter Thorrington - UTi Worldwide — President

It was actually a mixture of all of them. As I mentioned earlier, part of that was we actual had road transfer operations where in fact our cost of transportation was higher than what we were charging our customers. That obviously came off the net revenue line and the balance of it was basically operating expenses.

Jon Langenfeld - Robert W. Baird — Analyst

And would it have been characterized as forwarding or contract logistics when you look at it split along those lines as you report.

Peter Thorrington - UTi Worldwide — President

Both of them.

Jon Langenfeld - Robert W. Baird — Analyst

Both of them. Okay. And lastly, just on the yield pressure side, Roger, you made some comments, obviously the prices are going up again in both the air and the ocean side. But, when you look at it in terms of net revenue per transaction, even through the first several months of this year, is that something that you should expect to at least to remain constant, if not improve, despite the increases in carrier rates?

Roger MacFarlane - UTi Worldwide — CEO

Yeah, John, I think it’s different between air freight and ocean freight. On ocean freight is where we are seeing the greatest upward pricing pressure. So while yield percentages will decline, we’re certainly hopeful of maintaining, at least maintaining, the net revenue per shipment that we are experiencing; and that means that we have to effectively pass on these increases to our customers. On air freight, the pricing is moving in parallel both the capacity— pricing for capacity as well as the pricing we’re passing on to our customers. So we are certainly hopeful of maintaining the margin we make per shipment so we get some value for the increased volumes we are seeing.

Jon Langenfeld - Robert W. Baird — Analyst

And then on the ocean side?

Roger MacFarlane - UTi Worldwide — CEO

Well, on the ocean side is the one where I mentioned the highest pricing. We’ll see the prices move up and our gross revenue will grow at a much faster rate than net revenue. As I mentioned, I think we would hope to pass on those price increases effectively and not minimize what we earn per shipment.

Jon Langenfeld - Robert W. Baird — Analyst

Exhibit 99.1	Transcript of Conference Call

Great. Thanks for the comments.

Operator

Our next question comes from the line of Brannon Cook from J.P. Morgan. Please proceed with your question.

Brannon Cook - J.P. Morgan — Analyst

Hey, guys. Solid quarter. I had a question on just the progression of the quarter. In the month over year ago month, did things accelerate as the quarter progressed or were things fairly constant?

Roger MacFarlane - UTi Worldwide — CEO

Peter, would you like to comment on that?

Peter Thorrington - UTi Worldwide — President

Yeah, I think what we found was that normally December and January are seasonally weak around the globe. And I think we were surprised by how strong both of those months came through, and we have seen that reflected as we’ve moved into the current quarter.

Brannon Cook - J.P. Morgan — Analyst

Okay. My other question was obviously strong growth in the contract logistics business and looks like you’re gaining some market share there. Wondering if you can comment, regionally, where you are seeing the strongest growth, if there are any particular wins that drove that and how that pipeline looks going forward?

Roger MacFarlane - UTi Worldwide — CEO

Brannon, the strongest result that we saw in contract logistics was, in fact, in Europe in terms of the growth in numbers; and there, there were no acquisition benefits of that. We have had a number of new projects that have closed during the course of the year and so we are very happy with the progress we’ve made there. That is probably been the area of fastest growth of contract logistics.

Brannon Cook - J.P. Morgan — Analyst

Thanks.

Operator

Our next question comes from the line of Alex Bain of SBPP. Please proceed with your questions.

Alex Brand - BB&T Capital Markets — Analyst

Roger, Alex Brand. I’m going to assume that was me. I guess I want to ask about, you know, I feel like and, understandably so, you’re talking about that yields should go down. Presumably you’ve seen things in February and March with the tight capacity to indicate that. But feel like you’ve been talking about

Exhibit 99.1	Transcript of Conference Call

that every quarter. Can you just talk a little bit about what you have seen in February and March and if that is sort of helping your confidence in the volumes or it gives you more concern about the yields or is it some combination of both?

Roger MacFarlane - UTi Worldwide — CEO

Alex, the evidence, if we can just use one example, and that is in Asia where we have seen a very tight capacity. The capacities since the SARS epidemic have not fully returned. I was traveling recently on Cathay Pacific and talking to their people and they still don’t have the amount of capacity that they had in the air prior to the SARS epidemic. But, on the other side, trade has continued to improve; so there is a squeeze and we see that in particular in the Asian to the U.S. markets. So we have seen yield under quite a lot of pressure there.

Alex Brand - BB&T Capital Markets — Analyst

Is this a little different, though, from say late last year where it was more of a getting out in front and trying to get capacity; although, you guys weren’t as aggressive with that. And now are you more able to make your customers aware this is going on a realtime basis, and therefore, not—the calculated yield might go down but your net revenue per shipment, you’re able to maintain maybe a little bit better than in the past?

Roger MacFarlane - UTi Worldwide — CEO

Yes. Yield by definition is a percentage calculation. So our objective is, of course, to try and maintain the amount that we make or to improve on the amount that we make per shipment. That’s really where the focus is. As pricing goes up, it’s important to educate your customers and move with them as these changes take place. And we are very on top of that in terms of communicating with all our customers what needs to be done.

Alex Brand - BB&T Capital Markets — Analyst

Okay. Great. One other question. You mentioned that you’re investing in the business and it does look like your labor costs, at least as a percentage of net revenue, are higher than they’ve been in a while. Is that— is there more investment you feel like you’re going to need, I mean, notwithstanding that you always have to invest in your business. Is there a point that you’re at now that you can spend more time leveraging the investment or should we expect ongoing investment in maybe personnel and offices in China, et cetera?

Roger MacFarlane - UTi Worldwide — CEO

Peter, would you like to comment on the sales, the investments we’ve been making in sales, I think that’s one of the biggest drivers of that percentage increase.

Peter Thorrington - UTi Worldwide — President

I’ll be happy to do so. I think on the sales side, clearly we are bringing in a different skill set into our sales efforts, particularly people who have the knowledge of the business across the supply channel. We’d be particularly looking at bringing in people who have a combined contract logistics and forwarding background. So we have ramped that up fairly significantly during the course of the last 12 months. But I wouldn’t see that ramp up continuing on the same rate. So I would say that we’ll probably see that level at the current level, or perhaps even go down marginally as our net revenues grow.

Alex Brand - BB&T Capital Markets — Analyst

Great. Thanks a lot, guys.

Operator

Exhibit 99.1	Transcript of Conference Call

Our next question is a follow-up question from the line of David Campbell from Thompson. Please proceed with your question.

David Campbell - Thompson — Analyst

Roger, America’s net revenues were up very little, as you mentioned, and operating income was basically flat. So it looks like your export activity was — growth was minimal, if anything, and you may have earned less from that. Could you add any, remembering, of course, that the Standard Corp is in that number. Do you have any comments on that?

Roger MacFarlane - UTi Worldwide — CEO

Peter, would you like to comment on that?

Peter Thorrington - UTi Worldwide — President

I think the situation on the air freight side, David, is if you have a look through the fourth quarter and I think you guys all get those ATA statistics, in fact, the overall market declined on the air freight side during that period. So I think relative to the market, we continued to see market penetration and certainly that’s been reflected in our export numbers and that continues through this quarter.

David Campbell - Thompson — Analyst

Actually, exports to the Asia Pacific region were up in the quarter and were up in most recent months according to data I’ve seen.

Peter Thorrington - UTi Worldwide — President

Not if you go back to November, December and January.

David Campbell - Thompson — Analyst

Oh, okay. So the growth we have there was in the contract logistics operations?

Peter Thorrington - UTi Worldwide — President

No, I said we saw growth. I’m just talking about the overall market on the air freight side. Those ATA statistics and IATA statistics, those reflected negative growth in the U.S. during the months of November, December and January. But I’d say we, ourselves, did grow at those modest levels; which, I think, was basically increasing our market share.

David Campbell - Thompson — Analyst

Okay. Thank you.

Operator

Our next question is a follow-up question from the line of Jon Langenfeld from Robert W. Baird. Please proceed with your question.

Jon Langenfeld - Robert W. Baird — Analyst

Exhibit 99.1	Transcript of Conference Call

A couple other cleanups. On the acquisition earn-out line on the statement of cash flows, what’s in there? I’m assuming Standard’s in there and it looked a little bit larger than what we were anticipating.

Roger MacFarlane - UTi Worldwide — CEO

Lawrence, would you like to comment on that?

Lawrence Samuels - UTi Worldwide — CFO

Yes, I would, Jon. You are correct, Standard is in there, we had the first earn-out payment paid late in December. Also included in there is our final earn-out payment for the Continental acquisition which we did in September, 2000. Those are the two big ones in the quarter. Obviously the cash flow fee is for the full year, that would include the ones made earlier in the year as well, which included Spain and a few others.

Jon Langenfeld - Robert W. Baird — Analyst

Right. Right. It looks like there was about $16 million in the quarter in Q4 when you back out the numbers.

Lawrence Samuels - UTi Worldwide — CFO

That represents the two I mentioned.

Jon Langenfeld - Robert W. Baird — Analyst

Did they both reach their targets?

Lawrence Samuels - UTi Worldwide — CFO

Yes, they did.

Jon Langenfeld - Robert W. Baird — Analyst

Okay. And with Standard, I know the maximum on that was $12.5 million. Was that going to be evenly split between this year and next year?

Lawrence Samuels - UTi Worldwide — CFO

No, Jon. It was based on the growth targets. We just hit a cap on that.

Jon Langenfeld - Robert W. Baird — Analyst

I see. Okay. And then on the cap ex side, what would you expect your cap ex to be next year?

Lawrence Samuels - UTi Worldwide — CFO

Jon, it has been running at around about $18— I think it was $18.7 for this year that we mentioned. That’s more or less what we expected, and we are expecting a similar sort of number going forward for 2005.

Exhibit 99.1	Transcript of Conference Call

Jon Langenfeld - Robert W. Baird — Analyst

Okay. And then, lastly, on the options side, Roger. Is the idea then to move away from options completely? I mean, obviously, not taking them off the table, but is the idea to transition the incentive program to grants; and if so, is that something that by the time you get to the end of this year you’ll basically be there in terms of how you have it structured?

Roger MacFarlane - UTi Worldwide — CEO

Yes, we’re not saying we are going to not make any awards in stock options. But what we are saying is that we believe as we go forward, of the quantum value that we are rewarding a greater proportion will be in restricted stock.

Jon Langenfeld - Robert W. Baird — Analyst

And basically by the time we get through this year, you’ll be at your compensation plan.

Roger MacFarlane - UTi Worldwide — CEO

Yes we are working through that at the moment, that’s why we gave an indication of what the numbers would look like on a quarterly basis for this financial year. So as we work through it, we will make greater awards in restricted stock than we have in stock options.

Jon Langenfeld - Robert W. Baird — Analyst

Okay, good. Thank you.

Operator

Ladies and gentlemen, as a reminder to register for a question, please presses 1 followed by 4. Our next question is a follow-up question from the line of David Campbell from Thompson. Please proceed with your question.

David Campbell - Thompson — Analyst

Roger, the cost of 1.5 cents for this restricted stock grants, is that a pre-tax or after tax number?

Roger MacFarlane - UTi Worldwide — CEO

That was an after tax. That was an EPS number, diluted EPS number. And, of course, as we’ve not made the awards or the awards have not been determined and have not been granted, so that is an estimate of what we think it will be. But it’s an EPS number.

David Campbell - Thompson — Analyst

Right. Does that mean that there will not be any stock option costs? Or, I guess you haven’t really figured that out yet.

Roger MacFarlane - UTi Worldwide — CEO

Exhibit 99.1	Transcript of Conference Call

We’re not expensing stock options at the present time and we probably, we will wait until we have to make those determinations. We don’t think we’ll need to do that until 2005.

David Campbell - Thompson — Analyst

Calendar 2005.

Roger MacFarlane - UTi Worldwide — CEO

Yeah.

David Campbell - Thompson — Analyst

Okay. Okay. And on the salaries and related costs at the end of the year, was there any bonus catch-up accruals or anything like that in the quarter? Profit sharing accruals? Because we saw quite a bit from the previous quarter.

Roger MacFarlane - UTi Worldwide — CEO

Lawrence, would you like to comment on that. David, one thing you just need to bear in mind is the actual amounts, of course, are also affected by the strengthening rand and strengthening Euro. So in comparing them to prior periods, you need to take that factor into account. Lawrence, would you like to comment on any special accruals?

Lawrence Samuels - UTi Worldwide — CFO

Yes. David, no there were no special accruals. Those are done throughout the year based on the numbers as we go through the year. So there’s no special catch-up or anything in that. As Roger said, it is a factor of the conversion of the exchange rate. And typically, as we grow, and we’ve spoken about the increase in stock, that obviously does and continue; and the trend is very similar to prior years where the last quarter tends to be highest because of the action taken in the earlier quarters.

David Campbell - Thompson — Analyst

Right. And would you have any comment, Roger, on the contract logistics operations in Europe; obviously up 83%. That includes benefit from the euro but, other than that, what would you attribute those gains to? Is that your friends in Spain that did so well for you?

Roger MacFarlane - UTi Worldwide — CEO

David, you’re right that part of it’s the euro. You’re right that Spain has been doing particularly well, but we also have been growing our business in other parts of Europe; partly as a result of cross selling with Spain and partly the result of direct new businesses coming from our other freight-forwarding customers.

David Campbell - Thompson — Analyst

Okay. Thank you very much.

Operator

Exhibit 99.1	Transcript of Conference Call

Our next question is a follow-up question from the line of Ed Wolfe from Bear, Stearns.

Ed Wolfe - Bear, Stearns — Analyst

Hello. Do you have the number for the number of options granted in fiscal ‘04?

Roger MacFarlane - UTi Worldwide — CEO

Ed, I don’t believe we’ve published those numbers. Lawrence, would you like to comment?

Lawrence Samuels - UTi Worldwide — CFO

You’re correct. We haven’t published those. They, obviously, will come out in our 10-K filing that will come out next week.

Ed Wolfe - Bear, Stearns — Analyst

OK. Separate question, then. Chinese new year this year was a little early. Your quarter ended in January. Can you just talk about what some of the impacts— is that a negative or a positive for the quarter that ended January having Chinese new year in January this year when it was in February last year?

Roger MacFarlane - UTi Worldwide — CEO

Peter, would you like to comment on that?

Peter Thorrington - UTi Worldwide — President

By definition, it obviously did impact our quarter ended January because during those days, business does close down. I think as we’ve all shared before, we’ve continued to see very strong growth out of the Asia Pacific area, particularly out of China and Hong Kong. And that certainly has continued to be seen and felt during the current quarter.

Ed Wolfe - Bear, Stearns — Analyst

Is it fair to say that if you had reported a quarter that was a calendar quarter that went—that included January, February and March together you wouldn’t have been, maybe, penalized from just having the January of the New Year’s? In other words, this quarter might have been artificially a little bit depressed at the end, is that fair to say?

Peter Thorrington - UTi Worldwide — President

You could say that, I’m not sure how significant, though.

Ed Wolfe - Bear, Stearns — Analyst

Have volumes come back pretty strong post-Chinese New Year’s?

Peter Thorrington - UTi Worldwide — President

Exhibit 99.1	Transcript of Conference Call

Yes, they have.

Ed Wolfe - Bear, Stearns — Analyst

Okay. Thank you.

Operator

Our next question is a follow-up question from the line of David Campbell from Thompson. Please proceed with your question.

David Campbell - Thompson — Analyst

Roger, you mentioned the expected pressure on air freight yields during the course of fiscal ‘05. It strikes me that that, too, is a little hard to predict. I mean it’s possible we’ll get a resurgence in passenger flights in the coming six months, say, beginning in June; more than the seasonal increase given the improvements in past year revenues in the Pacific region. So that obviously would add cargo capacity. You have not heard anything about this or is your caution — and is your caution primarily related to what you’ve seen so far this fiscal year?

Roger MacFarlane - UTi Worldwide — CEO

David, we have an ongoing dialogue with all our major airline partners. Based on that, our feeling is that while passenger business may improve during the course of the year, we think that the cargo business will grow faster than the passenger capacity. And that means a squeeze on yields.

David Campbell - Thompson — Analyst

Right, of course, also very good for gross revenue growth.

Roger MacFarlane - UTi Worldwide — CEO

Yes, we are happy about the volume growth. We would rather be in that environment than the reverse.

David Campbell - Thompson — Analyst

Right. Okay. Thank you.

Operator

At this time, there are no further questions. Please continue with your presentation or your closing remarks.

Roger MacFarlane - UTi Worldwide — CEO

Well, as there are no more questions, I’d like to thank all of you for participating in our call this morning. On behalf of Peter, Tiger, Lawrence and the rest of the UTi Worldwide global team, we appreciate your continued interest in UTi Worldwide and we thank you for your ongoing support.

Operator

Exhibit 99.1	Transcript of Conference Call

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and we ask that you please disconnect your lines.

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